EXHIBIT 99

For editorial information:
Bob Plishka
The Dow Chemical Company
+1 989-638-2288
bplishka@dow.com

MIDLAND, MICHIGAN – March 8, 2010 – Andrew N. Liveris, Chairman and Chief Executive Officer of The Dow Chemical Company (NYSE: DOW), today announced the appointment of William H. Weideman as Executive Vice President and Chief Financial Officer (CFO). The appointment, which was unanimously supported by the Dow Board of Directors, follows an exhaustive global external search as well as screening of internal candidates which clearly identified Weideman as the best candidate for the role.

Weideman has been serving as Vice President and interim CFO since November 3, 2009. He will continue to report to Liveris.

“Since stepping into the role of interim CFO in late 2009, Bill has impressed stakeholders both inside and outside of Dow,” said Liveris. “In addition, Bill knows Dow's businesses extremely well, as well as having extensive experiences in Dow's downstream market facing businesses. We are fortunate to have someone with his depth of experience and first hand knowledge of Dow taking on this position."

Weideman holds a BS in Business Administration from Central Michigan University and has served in a variety of Accounting and Controller roles over his 30-year career with the Company. He was named Controller of Texas Operations in 1994, Global Business Controller for Specialty Chemicals in 1996, Global Finance Director for Performance Chemicals in 2000, Finance Vice President for Chemicals and Intermediates in 2004 and in 2006 was named Group Finance Vice President for Dow's Basic Chemicals and Plastics portfolio. He was appointed the Company's Corporate Controller in May 2006.

Weideman currently serves on the Board of Directors for The Dow Chemical Employees' Credit Union, Mid Michigan Medical Center and Family and Children's Services of Midland, Michigan. He also serves on the Central Michigan University Accounting Advisory Committee and Central Michigan University Development Board.

He succeeds Geoffery E. Merszei in the role, who is currently President of Dow Europe, Middle East and Africa, Chairman of Dow Europe and Executive Vice President of The Dow Chemical Company.

About The Dow Chemical Company
Dow combines the power of science and technology with the “Human Element” to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world’s most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow’s diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2009, Dow had annual sales of $45 billion and employed approximately 52,000 people worldwide. The Company’s more than 5,000 products are manufactured at 214 sites in 37 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

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